Exhibit 99.01
FOR IMMEDIATE RELEASE
INVESTOR CONTACT:
Robert Freeman
Chief Financial Officer — Silicon Image, Inc.
Phone: 408-616-1571
Fax: 408-830-9531
robert.freeman@siliconimage.com
MEDIA CONTACT:
Kasey Holman
Media Relations — Silicon Image, Inc.
Phone: 408-616-4192
kasey.holman@siliconimage.com
SILICON IMAGE REPORTS RECORD REVENUE WITH SECOND QUARTER 2006 FINANCIAL RESULTS
Expects 10 percent Sequential Growth in Q3; Raises Full-Year Revenue Guidance to 30 to 35
percent over 2005
SUNNYVALE, Calif., July 26, 2006 — Silicon Image, Inc. (Nasdaq: SIMG), a leader in semiconductors for the secure storage, distribution and presentation of high-definition content, today reported financial results for its second quarter ending June 30, 2006.
Total second quarter revenues increased to a record $70.6 million representing a 39.2 percent increase over the same period last year and a 19.4 percent increase sequentially. This was driven by a 65.2 percent increase in consumer electronics product revenue over the second quarter of 2005 and a sequential increase of 31.0 percent. In addition, licensing revenues grew by 162.3 percent over the second quarter of 2005 and 53.2 percent sequentially.

1060 E. Arques Avenue, Sunnyvale, CA 94085 408.616.4000 www.siliconimage.com

Second quarter net income as reported in accordance with Generally Accepted Accounting Principles (GAAP) was $5.8 million, or $0.07 per diluted share, including $0.08 of stock-based compensation expense. This compares to $10.5 million, or $0.12 per diluted share, including $0.02 of stock-based compensation expense, for the second quarter of 2005 and $2.4 million, or $0.03 per diluted share, including $0.09 of stock-based compensation expense, for the first quarter of 2006.
Excluding the impact of stock-based compensation, amortization of intangible assets and tax benefits from employee stock transactions, second quarter non-GAAP (1) net income totaled $16.3 million or $0.19 per diluted share as compared to $10.6 million or $0.13 per diluted share for the prior year quarter and $11.3 million, or $0.13 per diluted share for the first quarter of 2006.
Total revenues for the six months ending June 30, 2006 were $129.7 million, increasing 36.4 percent from approximately $95.0 million for the six months ending June 30, 2005. Net income on a GAAP basis for the six months ending June 30, 2006 totaled approximately $8.2 million or $0.10 per diluted share, including stock-based compensation expense of $0.16 per diluted share, as compared to approximately $27.1 million, or $0.32 per diluted share, including a stock-based compensation benefit of $0.10 per diluted share, for the six months ending June 30, 2005.
“Silicon Image continues to drive the world’s transition to digital with superior products, strategic alliances and state of the art innovations,” said Steve Tirado, President and CEO. “Our 2006 HDMI 1.3 product line and recent China Digital Interface Industry Alliance (CDIA) partnership positions us well for 2007 and beyond. Our record revenue, bookings and non-GAAP operating margins are a solid reflection of our strong consumer electronics market position.”
Second Quarter Performance Highlights:
•	GAAP Highlights
•	GAAP net income up 146.5 percent from first quarter 2006

•	GAAP operating margins were 12.7 percent versus 4.1 percent for the first quarter of 2006

•	GAAP gross margins improved from 57.1 percent in the first quarter to 57.8 percent for the second quarter
•	Non-GAAP Highlights
•	Non-GAAP net income up 44.8 percent from first quarter 2006

•	Non-GAAP operating margins exceed 22 percent

•	Non-GAAP gross margins improved to 58.6 percent from 58.2 percent in the first quarter.
•	Announced next generation HDMI, heralding era of Deep Color Displays
•	Shipped first HDMI 1.3 silicon for Q2 revenue

•	Sony Play Station 3 announced support for HDMI 1.3 Deep Color feature
•	Announced first major volume design win for SteelVine™ storage solution with ASUSTeK, targeting home media applications
•	HDMI Adopters increased to 435 as of June 30, 2006
•	Third quarter announcement of CDIA established by the China Video Industry Alliance (CVIA) to promote HDMI represents significant market opportunity for transition to HDMI devices in China
Q3 and Full Year 2006 Outlook
Revenues for the third quarter are expected to increase approximately 10 percent over second quarter 2006 with non-GAAP gross margins at approximately 57 percent. Visibility remains excellent and the company expects continued growth in a seasonally weaker Q4. After previously raising our annual revenue guidance for fiscal year 2006 to an expected growth of 25 to 30 percent, announced at our Investor/Analyst Day on June 28, 2006, we now expect revenues to increase 30 to 35 percent over 2005.
(1) Silicon Image reports net income and basic and diluted net income per share in accordance with GAAP and supplementally on a non-GAAP basis for informational purposes only. Silicon Image believes that the non-GAAP reporting giving effect to the adjustments shown in the attached reconciliation addresses the lack of comparability between periods presented with respect to stock-based compensation as a result of the adoption of SFAS No. 123R and provides management with meaningful information to evaluate operations, manage and monitor performance and determine bonus compensation. Silicon Image’s presentation of non-GAAP financial information excludes stock-based compensation, amortization of intangible assets recorded in connection with our acquisitions; and the non-cash portion of the income tax provision recorded to additional paid in capital. Silicon Image has chosen to provide this supplemental information to investors, analysts and other interested parties to enable them to perform additional analyses of our operating results and to illustrate the results of operations giving effect to such non-GAAP adjustments. Management excludes the tax expense (benefit) when reviewing our performance because it depends upon the timing of stock option exercises, which are outside of our control and are unrelated to our ongoing business operations. The non-GAAP financial information presented herein should be considered supplemental to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

Conference Call
The company will host a conference call at 3:00 p.m. Pacific time today to discuss its second quarter 2006 results and business outlook. The call will be broadcast over the Internet and can be accessed on the investor relation site located at www.siliconimage.com. To access the conference call, dial 719-457-2692 and enter pass code 4025746. A replay of the conference call will be available until midnight (PT), August 5, 2006. To access the replay, dial 719-457-0820 or 888-203-1112, and enter pass code 4025746.
About Silicon Image, Inc.
Headquartered in Sunnyvale, Calif., Silicon Image, Inc. is a leader in driving the architecture and semiconductor implementations for the secure storage, distribution and presentation of high-definition content in the consumer electronics and personal computing markets. Silicon Image creates and drives industry standards for digital content delivery such as DVI, HDMI and UDI, leveraging partnerships with global leaders in the consumer electronics and personal computing markets to meet the growing digital content needs of consumers worldwide. The Simplay HD Testing Program provides compatibility testing for high definition consumer electronics devices such as HDTVs, set-top boxes, audio/video receivers and DVD players, helping manufacturers to achieve compatibility and deliver the highest-quality HDTV experience to consumers. Silicon Image is also one of the top ten semiconductor IP licensing vendors in the world. For more information, please visit www.siliconimage.com.
Forward-looking Statements
This news release contains forward-looking information within the meaning of federal securities regulations. These forward-looking statements include statements related to anticipated revenue growth and financial outlook for the third and fourth quarter of 2006, the anticipated market growth and market acceptance of the HDMI standard, the anticipated market growth and consumer demand for HDMI-compatible products, the anticipated benefits of HDMI-compatible products and the HDMI 1.3 product line, the anticipated benefits of Silicon Image’s partnership with CVIA in promoting and meeting such anticipated market growth and consumer demand, the anticipated growth of the consumer electronics and personal computing markets, the role of Silicon Image in meeting such anticipated growth, and the benefits, performance and features of the Simplay HD™ Testing Program. These forward-looking statements involve risks and uncertainties, including those described from time to time in Silicon Image’s filings with the Securities and Exchange Commission (SEC) that could cause the actual results to differ materially from those anticipated by these forward-looking statements. In particular, anticipated revenue growth and financial outlook for the third and fourth quarter of 2006, the anticipated market growth and market acceptance of the HDMI standard, the anticipated market growth and consumer demand for HDMI-compatible products, the anticipated benefits of HDMI-compatible products and the HDMI 1.3 product line, the anticipated benefits of Silicon Image’s partnership with CVIA in promoting and meeting such anticipated market growth and consumer demand, the anticipated growth of the consumer electronics and personal computing markets, the role of Silicon Image in meeting such anticipated market growth, and the benefits, performance and features of the Simplay HD™ Testing Program may differ materially from what is currently anticipated. In addition, see the Risk Factors section of the most recent Form 10-K or Form 10-Q filed by Silicon Image with the SEC. Silicon Image assumes no obligation to update any forward-looking information contained in this press release.
NOTE: Silicon Image and www.siliconimage.com are trademarks, registered trademarks or service marks of Silicon Image, Inc. in the United States and other countries.

Silicon Image, Inc.
Condensed Consolidated Income Statements
(In thousands, except per share amounts)
Unaudited

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2006	2006	2005	2006	2005
Revenue:
Product	$61,667	$53,280	$47,323	$114,947	$88,131
Development, licensing and royalties	8,912	5,819	3,398	14,731	6,910

Total revenue	70,579	59,099	50,721	129,678	95,041

Cost of revenue and operating expenses:
Cost of revenue (1)	29,785	25,348	20,987	55,133	36,492
Research and development (2)	15,179	15,566	11,903	30,745	20,025
Selling, general and administrative (3)	16,563	15,461	8,873	32,024	12,826
Amortization of intangible assets	78	274	274	352	548

Total cost of revenue and operating expenses	61,605	56,649	42,037	118,254	69,891

Income from operations	8,974	2,450	8,684	11,424	25,150
Interest income and other, net	2,020	1,538	641	3,558	1,259
Gain on investment security	—	—	1,382	—	1,263

Income before provision for income taxes	10,994	3,988	10,707	14,982	27,672
Provision for income taxes	5,196	1,636	247	6,832	578

Net income	$5,798	$2,352	$10,460	$8,150	$27,094

Net income per share — basic	$0.07	$0.03	$0.13	$0.10	$0.34

Net income per share — diluted	$0.07	$0.03	$0.12	$0.10	$0.32

Weighted average shares — basic	81,562	80,986	78,981	81,019	78,723
Weighted average shares — diluted	85,628	85,398	83,928	85,246	83,469

(1) Includes stock compensation expense (benefit)	$554	$628	$41	$1,182	$(1,156)
(2) Includes stock compensation expense (benefit)	2,800	2,812	747	5,612	(3,691)
(3) Includes stock compensation expense (benefit)	3,197	3,843	514	7,040	(3,178)

Silicon Image, Inc.
GAAP Net Income to Non-GAAP Net Income Reconciliation
(In thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
(In thousands, except per share amounts)	2006	2006	2005	2006	2005

(unaudited)
GAAP Net income	$5,798	$2,352	$10,460	$8,150	$27,094

Non-GAAP adjustments:
Stock-based compensation expense (benefit) (1)	6,551	7,283	1,302	13,834	(8,025)
Amortization of intangible assets (2)	78	274	274	352	548
Tax benefit from employee stock transactions (3)	3,889	1,356	—	5,245	—
Gain on investment security (4)	—	—	(1,382)	—	(1,263)

Non-GAAP net income	$16,316	$11,265	$10,654	$27,581	$18,354

Non-GAAP net income per share — basic	$0.20	$0.14	$0.13	$0.34	$0.23
Non-GAAP net income per share — diluted	$0.19	$0.13	$0.13	$0.32	$0.22

Weighted average shares — basic	81,562	80,986	78,981	81,019	78,423
Weighted average shares — diluted	85,628	85,398	83,928	85,246	83,469
(1) For June 30, 2006, this adjustment represents the non-cash amortization of stock-based compensation associated with the adoption of SFAS No. 123R. For June 30, 2005, this adjustment represents stock-based compensation (benefit) associated with stock option modifications, including repricings, and certain stock options issued to employees of acquired companies and to non-employees in exchange for services. Stock-based compensation (benefit) in 2005 fluctuated in large part based on changes in our stock price. Management excludes this expense (benefit) because of the lack of comparability between periods as a result of the adoption of SFAS 123R. In addition, when reviewing our cost of revenue and operating expenses management does not consider this expense (benefit) to be relevant to an assessment of our ongoing operations.
(2) This adjustment represents expenses for the amortization of intangible assets recorded in connection with our acquisitions. These on-going expenses pertain to intangible assets that are not expected to be replaced when fully amortized, as might a depreciable tangible asset.
(3) This adjustment represents the non-cash tax benefits from employee stock transactions included in the tax provision and recorded to additional paid in capital.
(4) This adjustment relates to warrants and stock received by the company from a transaction involving the licensing of certain of our intellectual property. These types of losses are infrequent and unusual, and reflect market and other conditions unrelated to our ongoing business operations.

Silicon Image, Inc.
Condensed Consolidated Balance Sheets
(In thousands)

	June 30,	December 31,
	2006	2005
	Unaudited
Assets
Current Assets:
Cash, cash equivalents and short-term investments	$189,030	$151,562
Accounts receivable, net	38,219	30,141
Inventories	18,944	17,072
Prepaid expenses and other current assets	3,684	3,037

Total current assets	249,877	201,812

Property and equipment, net	11,982	9,613
Goodwill and intangible assets, net	13,255	13,606
Other assets	1,422	7,990

Total assets	$276,536	$233,021

Liabilities and Stockholders’ Equity
Current Liabilities:
Accounts payable	$13,477	$13,372
Other current liabilities	26,213	22,465
Deferred margin on sales to distributors	16,894	13,771
Deferred patent infringement proceeds	6,966	—

Current liabilities	63,550	49,608

Other long-term liabilities	1,057	6,867

Total liabilities	64,607	56,475

Stockholders’ Equity	211,929	176,546

Total liabilities and stockholders’ equity	$276,536	$233,021